UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 24, 2025

PENGUIN SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Commission File Number 001-38102

Cayman Islands	98-1013909
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

c/o Walkers Corporate Limited 190 Elgin Avenue George Town, Grand Cayman Cayman Islands	KY1-9008
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (510) 623-1231

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary shares, $0.03 par value per share	PENG	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On June 24, 2025 (the “Closing Date”), Penguin Solutions, Inc., a Cayman Islands exempted company (the “Company” or the “Parent Borrower”), and SMART Modular Technologies, Inc., a California corporation (the “Co-Borrower” and together with the Parent Borrower, the “Borrowers”), entered into that certain Credit Agreement (the “Credit Agreement”), by and among the Borrowers, the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent, collateral agent and an issuing bank.

The Credit Agreement provides for a revolving credit facility in an aggregate principal amount of $400 million (the “Facility” and the revolving loans thereunder, the “Loans”), maturing on June 24, 2030 (subject to certain earlier “springing maturity” dates upon certain conditions specified in the Credit Agreement). The Credit Agreement provides that up to $35 million of the Facility is available for issuances of letters of credit.

On the Closing Date, the Company borrowed $100 million under the Facility, and applied such proceeds, together with $200 million of cash on hand, to repay in full all borrowings and terminate all commitments under that certain Credit Agreement, dated as of February 7, 2022 and as amended prior to the date hereof, by and among the Borrowers, the subsidiary loan parties party thereto, the lenders party thereto and Citizens Bank, N.A., as administrative agent, collateral agent and an issuing bank (the “Existing Credit Agreement”).

Under the Credit Agreement, Loans bear interest at a rate per annum equal to either, at the Borrowers’ option, a Term Secured Overnight Financing Rate (“Term SOFR”) rate or a base rate, in each case plus an applicable margin based on the Total Leverage Ratio (as defined in the Credit Agreement) of the Borrower as follows:

Level	Total Leverage Ratio	Base Rate Applicable Margin	Term SOFR Applicable Margin
1	≥ 4.50 to 1.00	2.00%	3.00%
2	< 4.50 to 1.00 but ≥ 3.75 to 1.00	1.75%	2.75%
3	< 3.75 to 1.00 but ≥ 3.25 to 1.00	1.50%	2.50%
4	< 3.25 to 1.00 but ≥ 2.50 to 1.00	1.25%	2.25%
5	< 2.50 to 1.00 but ≥ 1.75 to 1.00	1.00%	2.00%
6	< 1.75 to 1.00 but ≥ 1.25 to 1.00	0.75%	1.75%
7	< 1.25 to 1.00	0.25%	1.25%

The initial Loans under the Facility will accrue interest at the rates set forth in Level 6 above.

The Borrowers are also required to pay the lenders a quarterly commitment fee on the unused portions of the Facility at an initial rate of 0.25%, which may be increased in increments of 0.025% based on certain Total Leverage Ratio levels specified in the Credit Agreement up to a maximum rate of 0.35%. All applicable margins and commitment fees described above are expressed on a per annum basis.

The Credit Agreement contains representations and warranties and affirmative and negative covenants customary for secured financings of this type, as described in the Credit Agreement. The Credit Agreement contains a number of negative covenants that, among other things, restrict, subject to certain exceptions, the Borrowers’ ability and the ability of the Borrowers’ subsidiaries to: incur additional indebtedness; create liens on assets; engage in mergers or consolidations; sell assets; pay dividends; make distributions or repurchase capital stock; make investments, loans or advances; repay or repurchase certain subordinated debt (except as scheduled or at maturity); create restrictions on the payment of dividends or other amounts to the Borrowers from the Borrowers’ restricted subsidiaries; make certain acquisitions; engage in certain transactions with affiliates; amend material agreements governing the Borrowers’ subordinated debt and fundamentally change the Borrowers’ business.

The Credit Agreement also includes the following financial maintenance covenants tested on the final day of each fiscal quarter:

(i) a First Lien Leverage Ratio (as defined in the Credit Agreement) of 3.25 to 1.00;

(ii) a Total Leverage Ratio of 4.50 to 1.00; provided, that in connection with any Material Acquisition (as defined in the Credit Agreement), at the election of the Borrowers, the maximum Total Leverage Ratio for the next four quarterly testing periods after such Material Acquisition has been consummated will be automatically increased to 5.00 to 1.00; provided further, that (x) no more than two such elections may be made during the term of the Credit Agreement and (y) following the first such election, no subsequent election may be made unless the Total Leverage Ratio has been less than or equal to 4.50 to 1.00 as of the last day of at least two consecutive quarterly testing periods following the expiration of the first increase; and

(iii) an Interest Coverage Ratio (as defined in the Credit Agreement) of 3.00 to 1.00.

For purposes of calculating the First Lien Leverage Ratio and the Total Leverage Ratio, the consolidated debt of the Parent Borrower and its Restricted Subsidiaries (as defined in the Credit Agreement) is reduced by up to $175 million of the aggregate amount of unrestricted cash and Permitted Investments (as defined in the Credit Agreement) of the Parent Borrower and its Restricted Subsidiaries.

The Credit Agreement also contains various events of default (subject to grace periods, as applicable) including among others: nonpayment of principal, interest or fees; breach of covenant; payment default on, or acceleration under, certain other material indebtedness; inaccuracy of the representations or warranties in any material respect; bankruptcy or insolvency; certain unsatisfied judgments; certain ERISA violations; the occurrence of a change of control; and the invalidity or unenforceability of the Credit Agreement or certain other documents executed in connection therewith.

The Credit Agreement is jointly and severally guaranteed on a senior basis by certain subsidiaries of the Parent Borrower organized in the United States and Cayman Islands. In addition, the Credit Agreement is secured by a pledge of the capital stock of, or equity interests in, certain subsidiaries of the Parent Borrower and by substantially all of the assets of certain subsidiaries of the Parent Borrower organized in the United States and the Cayman Islands.

The foregoing description of the material terms of the Credit Agreement is qualified in its entirety by the terms and conditions of the Credit Agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated by reference herein.

Item 1.02.	Termination of Material Definitive Agreement.

In connection with its entry into the Credit Agreement as described under Item 1.01, and the concurrent repayment in full of all borrowings, and termination of all outstanding commitments under, the Existing Credit Agreement, on the Closing Date, the Existing Credit Agreement was terminated. Voluntary prepayments of the loans and voluntary reductions of the unutilized portion of the revolving commitments under the Existing Credit Agreement are permissible without penalty subject to certain conditions pertaining to minimum notice and minimum reduction amounts as described in the Existing Credit Agreement.

The Existing Credit Agreement provided for a $300 million term loan “A” facility due 2027 (the “2027 Term Loan”) and a $250 million revolving credit facility due 2027 (the “2027 Revolver”). Immediately prior to the repayment and termination of the Existing Credit Agreement, the Company had $300 million of principal outstanding under the 2027 Term Loan, with unamortized issuance costs of $1.8 million and an effective interest rate of 7.17%, and no amounts outstanding under the 2027 Revolver, with unamortized issuance costs of $1.5 million. Absent termination, such revolving credit facility and term loan facility would have matured on February 7, 2027.

The Existing Credit Agreement contained certain customary restrictive loan covenants, including, among others, a financial covenant requiring maximum leverage ratios, and covenants that limited or restricted the Company’s ability to grant liens, make acquisitions, be acquired, dispose of assets, pay dividends, repurchase stock, make investments and enter into certain transactions with affiliates.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 with respect to the Credit Agreement is incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure.

On June 26, 2025, the Company issued a press release announcing the entry into the Credit Agreement and the repayment of borrowings under and termination of the Existing Credit Agreement. A copy of the press release is attached hereto as Exhibit 99.1.

The information furnished pursuant to Item 7.01 of this Current Report on Form 8-K, including the information contained in Exhibit 99.1 of this Current Report on Form 8-K, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1*	Credit Agreement, dated as of June 24, 2025, by and among Penguin Solutions, Inc., SMART Modular Technologies, Inc., the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, Collateral Agent and an Issuing Bank

99.1	Penguin Solutions, Inc. press release, dated June 26, 2025

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*

Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant agrees to furnish supplementally a copy of any omitted attachment to the SEC on a confidential basis upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 26, 2025	Penguin Solutions, Inc.

	By:	/s/ Anne Kuykendall
Anne Kuykendall Senior Vice President and Chief Legal Officer

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